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                       [LETTERHEAD OF HUNTON & WILLIAMS]
                            Telephone: 212-309-1000



                               November 19, 1999


AES Ironwood, L.L.C.
305 Prescott Road
Lebanon, Pennsylvania 17042


               Registration Statement on Form S-4 for Exchange of
              Outstanding 8.857% Senior Secured Bonds due 2025 for
                 8.857% Exchange Senior Secured Bonds due 2025

Ladies and Gentlemen:

         We are acting as special counsel for AES Ironwood, L.L.C. (the "Company") in connection with the registration of $308,500,000 aggregate principal amount of 8.857% Senior Secured Bonds due 2025 (the "Exchange Bonds"). The Exchange Bonds are to be issued by the Company in exchange for an equal amount of unregistered 8.857% Senior Secured Bonds due 2025 (the "Old Bonds"), issued on June 25, 1999, in a private placement pursuant to Rule 144A under the Securities Act of 1933. The Old Bonds and Exchange Bonds are governed by an Indenture between the Company and IBJ Whitehall Bank & Trust Company (predecessor to The Bank of New York), as Trustee ("Trustee") and Depository Bank, dated June 1, 1999 (the "Indenture"). The issuance of the Exchange Bonds in exchange for the Old Bonds is more fully described in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on November 19, 1999. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

         In rendering the following opinions, we have relied, as to factual matters, upon certificates of executive officers of the Company. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted as certified or photostatic copies and the genuineness of signatures not witnessed by us.

         We are members of the New York Bar and we do not purport to express an opinion on any laws other than those of the State of New York, the United States of America and Delaware corporate law.

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         Based upon the foregoing and the further qualifications stated below, we are of the opinion that, the Exchange Bonds have been duly authorized by all necessary corporate action of the Company and, when executed by the Company, authenticated and delivered by the Trustee and issued in accordance with the terms of the Indenture and as described in the Registration Statement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors' rights and to general equity principles.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.


                                                     Very truly yours,

                                                     /s/ Hunton & Williams